Exhibit 4.4

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

WARRANT TO PURCHASE 4,000 SHARES OF SERIES E PREFERRED

STOCK AND 66,000 SHARES OF SERIES F PREFERRED STOCK

December 8, 2006

THIS CERTIFIES THAT, for value received, General Electric Capital Corporation (“Holder”) is entitled to subscribe for and purchase (i) Four Thousand (4,000) shares of fully paid and nonassessable Series E Preferred Stock and (ii) Sixty Six Thousand (66,000) shares of fully paid and nonassessable Series F Preferred Stock (collectively, the “Warrant Shares”) of NimbleGen Systems, Inc., a Delaware corporation (the “Company”), at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term “Preferred Stock” shall mean the Company’s presently authorized Series E Preferred Stock and the Company’s presently authorized Series F Preferred Stock, in each case pursuant to its Sixth Amended and Restated Certificate of Incorporation, and any stock into which such Preferred Stock may hereafter be converted or exchanged and the term “Warrant Shares” shall mean the shares of Preferred Stock which Holder may acquire pursuant to this Warrant and any other shares of stock into which such shares of Preferred Stock may hereafter be converted or exchanged.

This Warrant is issued pursuant to an adjustment in accordance with Section 7 of, and amends, restates and supersedes in its entirety, that certain warrant to purchase 40,000 shares of Series F Preferred Stock dated June 30, 2006 and issued by the Company to Holder (the “Amended and Superseded Warrant”). This Warrant is issued in exchange for, and upon surrender to the Company for cancellation of, the Amended and Superseded Warrant. This Warrant is also being issued pursuant to the Amendment No. 2 and Consent to Loan and Security Agreement (“Amendment No. 2”) entered into as of even date herewith between Company and Holder.

1. Warrant Price. The “Warrant Price” shall initially be $2.571428571 per share, subject to adjustment as provided in Section 7 below.

2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time for all, but not less than all, of the Warrant Shares during the term commencing on the date hereof and ending at 5:00 P.M. Pacific time on the tenth anniversary of the date of this Warrant.

3. Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.

(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by the Holder hereof by the surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company (as set forth in Section 18 below) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder hereof, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 30 days after exercise of this Warrant and at the Company’s expense.

(b) Conversion. In lieu of exercising this Warrant as specified in Section 3(a), Holder may from time to time convert this Warrant, in whole or in part, into Warrant Shares by surrender of this Warrant (with a duly executed Notice of Exercise in the form attached hereto) at the principal office of the Company, in which event the Company shall issue to Holder the number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where X = the number of Warrant Shares to be issued to Holder.

Y	=	the number of Warrant Shares of the series of Preferred Stock as to which this Warrant is being so converted (the “Applicable Preferred Stock”) purchasable under this Warrant (at the date of such calculation).

A	=	the Fair Market Value of one share of the Applicable Preferred Stock (at the date of such calculation).

B	=	Warrant Price (as adjusted to the date of such calculation).

(c) Fair Market Value. For purposes of this Section 3, Fair Market Value of one share of the Company’s Preferred Stock shall mean:

(i) In the event of an exercise in connection with an Initial Public Offering, the per share Fair Market Value for the Applicable Preferred Stock shall be the Offering Price at which the underwriters initially sell Common Stock to the public multiplied by the number of shares of Common Stock into which each share of the Applicable Preferred Stock is then convertible; or

(ii) The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq National Market (“NNM”) or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the three (3) trading days prior to the date of determination of Fair Market Value, multiplied by the number of shares of Common Stock into which each share of the Applicable Preferred Stock is then convertible; or

(iii) In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, the per share Fair Market Value for the Applicable Preferred Stock shall be the value to be received per share of the Applicable Preferred Stock by all holders of the Applicable Preferred Stock in such transaction as determined by the Board of Directors; or

(iv) In any other instance, the per share Fair Market Value for the Applicable Preferred Stock shall be as determined in the reasonable good faith judgment of the Company’s Board of Directors.

In the event of 3(c)(iii) or 3(c)(iv), above, the Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of the Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Applicable Preferred Stock. The Board will also certify to the Holder that this per share Fair Market Value will be applicable to all holders of the Applicable Preferred Stock. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in 3(c)(iii) or 3(c)(iv).

(d) Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before its expiration, involuntary termination or cancellation unless Holder notifies the Company to the contrary prior to such automatic exercise.

(e) Treatment of Warrant Upon Acquisition of Company.

(i) Certain Definitions. For the purpose of this Warrant, “Acquisition” means (x) any sale, license, or other disposition of all or substantially all of the assets of the Company, or (y) any reorganization, consolidation, or merger of Company, or (z) any sale of Company securities, in any such case described in (x)-(z) to a third party that is not an Affiliate of the Company (or of any of the Company’s existing security-holders), where the holders of Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction, and “Affiliate” with respect to any person or entity shall mean any other person or entity that controls or is controlled by or is under common control with such person or entity, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

(ii) Cash Acquisition. In the event of an Acquisition (other than a True Asset Sale as defined below) in which the sole consideration is cash, Holder may either (a) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) permit the Warrant to expire upon the consummation of such Acquisition. Company shall provide Holder with written notice of any proposed Acquisition together with such reasonable information as the Holder may request in connection with such contemplated Acquisition giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed Acquisition.

(iii) Asset Sale. In the event of an Acquisition that is an arms length sale of all or substantially all of Company’s assets (and only its assets) to a third party that is not an Affiliate of Company (a “True Asset Sale”), Holder may either (a) exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) permit the Warrant to continue until the Expiration Date if Company continues as a going concern following the closing of any such True Asset Sale. Company shall provide the Holder with written notice of any proposed asset sale together with such reasonable information as the Holder may request in connection with such asset sale giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed asset sale.

(iv) Assumption of Warrant. Upon the closing of any Acquisition other than those particularly described in subsections (ii) and (iii) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Warrant Shares issuable upon exercise of this Warrant as if such Warrant Shares were outstanding on the record date for the Acquisition and subsequent closing. The terms of this Warrant shall be adjusted accordingly.

4. Representations and Warranties of Holder and the Company.

(a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to this purchase as follows:

(i) The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests.

(ii) Except for transfers to a Holder affiliate, the Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Securities Act of 1933, as amended (the “Act”) by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

(iii) The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.

(iv) The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

(v) The Holder has had an opportunity to discuss the Company’s business, management and financial affairs with its management and an opportunity to review the Company’s facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material but were not necessarily a thorough or exhaustive description.

(b) Representations and Warranties by Company. Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 4(b) are true and correct (a) as of the date hereof and (b) except where any such representation and warranty relates specifically to an earlier date, as of the date of any exercise of this Warrant.

(i) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required except where the failure to be so qualified could not reasonably be expected to have a material adverse effect.

(ii) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant and any related agreements.

(iii) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.

(iv) Valid Issuance of Warrant and Warrant Shares. This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon conversion of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in the Company’s Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.

(v) No Conflict. The execution, delivery, and performance of this Warrant will not result in (a) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Certificate of Incorporation or by-laws; (2) any provision of any judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any statute, rule, or governmental regulation applicable to Company, or (b) the creation of any material lien, charge or encumbrance upon any material assets of Company.

(vi) Capitalization. The capitalization table of Company delivered to Holder pursuant to Amendment No. 2 is complete and accurate as of the date hereof and reflects both immediately before and on a pro forma basis immediately after the recapitalization of Company (the (“Recapitalization”) described in Amendment No. 2 (a) all outstanding capital stock of Company as of such date and (b) all outstanding warrants, options, conversion privileges, or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company as of such date. Company has reserved 70,000 shares of Common Stock for issuance upon conversion of the Preferred Stock.

(vii) Warrant Price. As of June 30, 2006, the “Warrant Price” applicable under and as set forth in the Amended and Superseded Warrant was no greater than the lowest price at which Company then had issued its then authorized Series F Preferred Stock to an unrelated third party in an arm’s length transaction.

5. Legends.

(a) Legend. Each certificate representing the Warrant Shares shall be endorsed with the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY THE COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

The Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.

(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder reasonably satisfactory to the Company, a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, or other evidence reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

6. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide the Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Preferred Stock to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Preferred Stock issuable upon exercise of this Warrant, other than a transfer registered under the Act, the Company may request a legal opinion, in form and substance satisfactory to the Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Each certificate evidencing the shares issued upon exercise of this Warrant or upon any transfer of the Warrant Shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company’s option, if the Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of the Company, Holder shall surrender this Warrant to the Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by the Company.

7. Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger. In case of (a) any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (b) any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the acquiring and the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), or (c) any transfer of all or substantially all of the assets of the Company which is not an Acquisition, the Company, or such successor, purchaser or transferee, as the case may be, shall duly execute and deliver to Holder a new Warrant (in form and substance satisfactory to Holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the Holder shall have the right to receive, at a total purchase price not to exceed that payable upon the exercise of this Warrant, and in lieu of the Warrant Shares theretofore issuable upon exercise or conversion of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, merger or transfer by a holder of the number of shares of Preferred Stock then purchasable under this Warrant, or in the case of such a merger or transfer in which the consideration paid consists all or in part of assets other than securities of the successor or transferee, at the option of the Holder, the securities of the successor or purchasing corporation having a value at the time of the transaction equivalent to the value of the Warrant Shares purchasable upon exercise of this Warrant at the time of the transaction. Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes, mergers and transfers.

(b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Preferred Stock, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions. If Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to Preferred Stock payable in Preferred Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Preferred Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Preferred Stock outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to Preferred Stock (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by the Company such that the Holder of this Warrant shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were the Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

(e) Adjustment for Dilutive Issuance. The Warrant Price and the number of Warrant Shares issuable upon exercise of this Warrant or, if the Warrant Shares are Preferred Stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Warrant Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the date hereof may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Warrant Shares.

8. Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by an officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Warrant as set forth in Section 18 hereof.

9. Transferability of Warrant. This Warrant is transferable in whole, but not in part, on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Holder shall not have any right to transfer any portion of this Warrant or any Warrant Shares issued upon exercise or conversion of this Warrant (or, prior to the Company’s initial public offering under the Act, any shares of Common Stock of the Company into which the Warrant Shares have been converted), to any direct competitor of the Company (unless such competitor is the acquirer in an Acquisition).

10. Registration Rights. The Company hereby grants “piggyback” registration rights to the Holder on the terms and subject to the conditions provided in Section 2.2 of that certain Fifth Amended and Restated Registration Rights Agreement dated November 23, 2005, among the Company and certain other parties (the “Registration Rights Agreement”), with respect to any Common Stock of the Company obtained by the Holder upon exercise or conversion of this Warrant, and/or subsequent conversion of the Preferred Stock, as if the Holder was a “Holder” and such stock constituted “Registrable Securities” under the Registration Rights Agreement. Notwithstanding the foregoing, in the application of such terms and conditions in circumstances where the underwriter(s) determines to limit the number of shares to be included in a particular registration statement, (a) the Company shall use commercially reasonable efforts to include the Holder’s shares in such registration statement and (b) the Holder acknowledges that Holder’s shares shall be subject to the senior registration rights of “Holders” under the Registration Rights Agreement and accordingly may not ultimately be included in such registration statement. Furthermore, the Holder agrees to enter into customary “lock-up” or comparable agreements with the underwriter(s) in the Company’s initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, to the extent that other non-affiliate shareholders that hold comparable amounts of the Company’s Common Stock are so required by such underwriter(s) as a condition of such offering.

11. No Fractional Shares. No fractional share of Preferred Stock will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

12. Charges, Taxes and Expenses. Issuance of certificates for shares of Preferred Stock upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.

13. No Shareholder Rights Until Exercise. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.

14. Registry of Warrant. Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

15. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new Warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.

16. Miscellaneous.

(a) Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by Company on the date hereof.

(b) Successors. This Warrant shall be binding upon any successors or assigns of Company.

(c) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

(e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of Delaware, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

(f) Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Warrant or the Preferred Shares.

(g) Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorney’s fees.

17. No Impairment. Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment. Without limiting the breadth of the foregoing, Company will not cause the Series F Preferred Stock into which this Warrant is exercisable or convertible unless such conversion is effected as part of the conversion of all Company’s outstanding series of preferred stock and other senior securities into Common Stock.

18. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

If to Company:	NimbleGen Systems, Inc.
One Science Court
Madison WI 53711
Attn: Chief Executive Officer

If to Holder:	General Electric Capital Corporation
83 Wooster Heights Road
Danbury, CT 06810
Attn: Credit Manager-Life Science Finance

With a copy to:	General Electric Capital Corporation
Two Bethesda Metro Center
Suite 600
Bethesda, MD 20814
Attn: General Counsel

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated as of December 8, 2006.	NIMBLEGEN SYSTEMS, INC.

	By:	/s/ David S. Snyder
	Name:	David S. Snyder
	Title:	Vice President and Chief Financial Officer

S-1

NOTICE OF EXERCISE

TO:

1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the Series E Preferred Stock and shares of the Series F Preferred Stock (collectively, the “Preferred Stock”) of NimbleGen Systems, Inc., (the “Company”) pursuant to the terms of the Warrant to purchase 4,000 shares of Series E Preferred Stock and 66,000 shares of Series F Preferred Stock dated December , 2006 (the “Warrant”).

2.	The Holder exercises its rights under the Warrant as set forth below:

( )	Holder elects to purchase the shares of Preferred Stock as provided in Section 3(a) and tenders herewith a check in the amount of $180,000 as payment of the purchase price.

( )	Holder elects to convert the purchase rights into shares of Preferred Stock as provided in Section 3(b) of the Warrant as to the following number and series of such Preferred Stock:

.

3.	Holder surrenders the Warrant with this Notice of Exercise.

Holder represents that it is acquiring the aforesaid shares of Preferred Stock for investment and not with a view to or for resale in connection with distribution and that the Holder has no present intention of distributing or reselling the shares.

Please issue a certificate representing the shares of the Preferred Stock in the name of Holder or in such other name as is specified below:

Name:
Address:

Taxpayer I.D.:

(Holder)

By:
Title:
Date: